SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 10, 2001

CLEVELAND-CLIFFS INC

(Exact name of registrant as specified in its charter)

OHIO	1-8944	34-1464672

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Superior Avenue, Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (216-694-5700)

(Former name or former address, if changed since last report)

ITEM 9.	Regulation FD Disclosure

Cleveland-Cliffs Inc published a News Release on December 10, 2001 as follows:

CLIFFS ANNOUNCES IDLING OF
TRINIDAD PLANT

     CLEVELAND, OH — December 10, 2001 — Cleveland-Cliffs Inc (NYSE:CLF) announced today that the owners of Cliffs and Associates Limited (CAL) have decided to suspend operations at CAL’s hot briquetted iron (HBI) plant in Trinidad and Tobago for an extended period due to the weak market for ferrous metallics products. Product prices are extremely low, and the outlook for improvement in the near term is not encouraging. The plant is ready to resume operations when market conditions improve. CAL is 82 percent owned by Cliffs.

     The operational improvements that were made to the CAL facility in 2000 and early 2001 have been successfully demonstrated, and the ramp-up of the plant since the restart in mid-March has been steady. In 2001, CAL produced and sold about 130,000 tons of CIRCAL™ briquettes. The product quality and market acceptance of CIRCAL™ briquettes has been good.

     CAL’s financial results have been disappointing. The pre-tax loss in the first nine months of 2001 was $18.2 million, with Cliffs’ share being $14.4 million. It is anticipated that the HBI plant will be idle for an extended period, and measures are being taken to minimize losses during this period.

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     Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage and hold equity interests in five iron ore mines in Michigan, Minnesota, and Eastern Canada. Cliffs has a major iron ore reserve position in the United States and is a substantial iron ore merchant. References in this news release to “Cliffs” include subsidiaries and affiliates as appropriate in the context.

     This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.

     Actual results may differ materially from such statements for a variety of factors; such as: changes in the market for ferrous metallics products; changes in the level of operating and idle costs; changes in domestic or international economic and political conditions, and other factors that impact options for CAL.

     Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the

Company’s Annual Report for 2000 and Reports on Form 10-K and 10-Q and previous news releases filed with the Securities and Exchange Commission, which are available publicly on Cliffs’ web site. The information contained in this document speaks as of the date of this news release and may be superceded by subsequent events.

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEVELAND-CLIFFS INC

By:	/s/ C. B. Bezik Name: C. B. Bezik Title: Senior Vice President—Finance

Dated:  December 11, 2001

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